Exhibit (n)(2)

Awareness Letter of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

PennantPark Floating Rate Capital Ltd. and its Subsidiary

Re: Pre-Effective Amendment No. 2 Shelf Registration Statement and Investment Company Act of 1940 File No. 814-00891.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 3, 2012 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

New York, New York

July 25, 2012